Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Appoints Eugene S. Putnam, Jr.
To Executive Vice President and Chief Financial Officer

PHOENIX – July 28, 2008 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced the appointment of Eugene S. Putnam, Jr. to Executive Vice President and Chief Financial Officer. Mr. Putnam has been UTI’s interim CFO since February 2008 through a Professional Services Agreement with Resources Global Professionals, Inc. Prior to joining UTI, he held several financial leadership positions, including Executive Vice President and Chief Financial Officer of Aegis Mortgage Corporation, where he was responsible for financial leadership, corporate strategy and mergers and acquisitions. Prior to that, Mr. Putnam was President of Coastal Securities, L.P. and Executive Vice President and Chief Financial Officer of Sterling Bancshares, Inc. Mr. Putnam also spent 14 years as Director of Investor Relations and in various corporate finance positions with SunTrust Banks, Inc.

Mr. Putnam holds an M.B.A. from the University of North Carolina at Chapel Hill and a BS in Economics from the University of California, Los Angeles.

“We are very pleased that Eugene accepted this position. He was able to step into the role of interim CFO with impressive leadership during a critical transition period,” said Kimberly McWaters, President and Chief Executive Officer of UTI. “Eugene brings a fresh blend of financial services and capital markets experience to UTI. He is a welcome addition to our senior leadership team and will be instrumental in growing our business and creating shareholder value.”

About Universal Technical Institute Inc.
Universal Technical Institute Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI), and NASCAR Technical Institute (NTI). For more information, visit www.uti.edu .

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